Exhibit23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Global Gate Property Corp.
New York, New York

We consent to the use in the Current Report on Form 8-K/A of Global Gate Property Corp. of our report dated March 22, 2011, relating to the financial statements of Macoy Capital Partners, Inc. as of and for the years ended December 31, 2009 and 2008.

/s/ Davis, Graber, Plotzker & Ward, LLP
Davis, Graber, Plotzker & Ward, LLP
New York, New York

March 28, 2011